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                                                                     EXHIBIT 5.1

                         FORM OF RICHARDS & O'NEIL, LLP
                                   S-8 OPINION


                                       October 23, 1998


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Staff Builders, Inc.

Dear Sir or Madam:

            We have acted as counsel to Staff Builders, Inc., a Delaware corporation (the "COMPANY"), in connection with the proposed issuance of up to an aggregate of 2,000,000 shares (the "SHARES") of the Company's Class A Common Stock, par value $.01 per share ("COMMON STOCK"), pursuant to the Company's 1998 Stock Option Plan (the "PLAN").

            As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of rendering this opinion.

            In rendering the opinion below, we have assumed that (a) upon exercise of the options granted under the Plan (the "OPTIONS"), the Company will have a sufficient number of authorized shares of Common Stock reserved for the issuance of the Shares; and (b) prior to the dates of exercise of the Options, no change occurs in the applicable law or the pertinent facts.

            Our opinions expressed below are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States of America.

            Based on the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance by the Company upon exercise of the Options and, when issued and sold against payment therefor in accordance with the terms of the Plan and the agreements executed thereunder, will be validly issued, fully-paid and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 being filed herewith by the Company with the Securities and
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Exchange Commission. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder.

                                        Very truly yours,

                                        /s/ Richards & O'Neil, LLP